SGI REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL 2012

FREMONT, Calif., November 8, 2011 – SGI (NASDAQ:SGI), the trusted leader in technical computing, today announced financial results for its first quarter of fiscal 2012.

Financial Highlights for Q1 FY12

◦	Revenue was a period record of $178.9 million, up 58% Y/Y

◦	Gross margin was 29.4%, up 197 bps Y/Y

◦	EPS was ($0.08) compared to ($0.37) Y/Y; Non-GAAP EPS was $0.07 compared to ($0.06) Y/Y

◦	Re-affirming FY2012 guidance

“Our strategy is working. We achieved record Q1 revenues and four consecutive quarters of non-GAAP profitability,” said SGI CEO Mark J. Barrenechea. “We added over 100 new customers in the quarter and won key new business in Life Sciences.”

“The SGI business is showing resiliency, despite macro-concerns, with strong quarter performance in US Federal, Japan and America’s Commercial. Further, we are reaffirming our fiscal 2012 guidance, based on current visibility,” Barrenechea concluded.

Business Highlights for Q1 FY12 including recent events

◦
Customer successes in the first quarter include Norwegian University of Science and Technology, Poznanskie Centrum Superkomputer, Skoda, Donostia International Physics Center, and NATO-related awards in EMEA; Toyota and Jamstec in Japan; iVEC, James Cook University, Swinburne University, ANU, Tata Motors, and Honeywell India in APAC; Amazon, eBay, Microsoft, and Carbonite in Americas’ Commercial

◦	In Life Sciences, our customer successes include Bayer BioScience N.V., BIOGEMMA, Kyoto University, IRB Barcelona and St. Jude Children’s Hospital

◦	Strong revenue contribution from International, at 41%

◦	Announced partnership with Cloudera to resell and offer support for Cloudera software, and a Hadoop performance world-record

◦	Filed SEC Form S-3 universal shelf registration statement to raise up to $100 million to pursue acquisitions

◦	Tony Carrozza named EVP, Field Operations

The Company’s channel business contributed 10% and direct was 90%. Domestic business was 59%, while international contributed 41%. Products were 72% of revenue and services contributed 28%. Public sector, cloud and manufacturing were the strongest vertical markets this quarter. The Company also won new business in Life Sciences.

Summary of Results

	GAAP Results
	Q1 FY12	Q4 FY11	Q1 FY11
Revenue (million)	$178.9	$195.5	$112.9
Gross Margin	29.40%	23.50%	27.50%
GAAP EPS (Loss)	$(0.08)	$(0.39)	$(0.37)
Non-GAAP EPS (Loss)	$0.07	$0.12	$(0.06)

SGI ended Q1 FY12 with $115.5 million in cash (including cash equivalents and restricted cash), down from $143.2 million last quarter, primarily due to increased inventory for business awarded to SGI.

Fiscal Year 2012 Guidance

SGI is reiterating its previously released guidance for fiscal 2012.

Guidance Metric	FY12 Guidance
Revenue	$740 million to $780 million
Gross Margin	28% to 30%
EPS	$0.15 to $0.30
Non-GAAP EPS	$0.60 to $0.80

Registration to Offer Securities

SGI filed a universal shelf registration statement on Form S-3 today with the Securities and Exchange Commission to raise up to an aggregate of $100 million, either through equity or debt instruments. The shelf registration is intended to provide strategic flexibility to pursue acquisitions. While SGI has no immediate plans to sell stock or issue debt pursuant to the shelf registration statement, it is reasonable to assume the Company may do so in the future.

Conference Call Information

In conjunction with this earnings press release, SGI has posted an earnings presentation which incorporates commentary from James Wheat, SGI’s CFO, to the Investor Relations section of its website at investors.sgi.com.

The public is invited to listen to the earnings conference call at 2:00 p.m. PT (5:00 p.m. ET) by dialing (888) 463-5422 (toll-free) or (970) 315-0484 (international). Please dial-in 15 minutes ahead of time to ensure proper connection. Alternatively, a live webcast of the earnings conference call will be available on the Investor Relations section of the Company's website at investors.sgi.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available until the next earnings call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing (855) 859-2056 (toll-free) or (404) 537-3406 (international) and entering the confirmation code: 17482661.

About SGI

SGI, the trusted leader in technical computing, is focused on helping customers solve their most demanding business and technology challenges. Visit sgi.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements; including statements regarding SGI’s guidance for 2012 financial performance, general business outlook and anticipated product performance and offerings. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including those associated with: SGI’s more extensive international operations; economic conditions impacting the purchasing decisions of SGI’s customers; SGI operates in a very competitive market, and increased competition and competitors’ new products, have in the past, and may continue, to cause pricing pressure on SGI’s products, which would negatively affect SGI’s gross and operating margins, as well as other financial measures; a significant portion of the Company's revenues has come from a limited number of customers and such customer concentration increases the risk of quarterly fluctuations in our revenues and operating results and the loss or reduction of business from one or a combination of our significant customers could materially affect our revenues, financial condition and results of operations; SGI relies on sales to U.S. government entities and has limited experience dealing with the U.S. government as a customer; SGI is unable to control the supply of components, and, as a result, is experiencing and may experience in the future component shortages and delivery delays that can cause components to not be available at all and the price of components to increase and can result in component quality issues; SGI is unable to control component pricing, such as what our suppliers charge for central processing units, and, as has happened in the past, component pricing can rise unexpectedly, negatively impacting SGI’s gross margins as well as other financial measures; SGI’s operations in Japan, which may be negatively affected by earthquakes and other natural disasters, as well as potential power supply disruptions following the March 2011 earthquake and tsunami; and SGI may be required to write-off additional significant amounts of excess and obsolete inventory. Detailed information about these and other potential factors that could affect SGI’s business, financial condition and results of operations is included in SGI’s annual report on Form 10-K under the caption "Risk Factors," in Part I, Item 1A of that report, filed with the Securities and Exchange Commission ("SEC") on August 29, 2011, as updated by SGI’s subsequent filings with the SEC, all of which are available at the SEC's Web site at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. SGI undertakes no responsibility to update the information in this announcement, except as may be required by law.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information are financial measures used by SGI’s management to evaluate the operating performance of the Company and to conduct its business operations. In evaluating the Company’s performance, management uses one or more of the following measures that are not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”): non-GAAP net income and non-GAAP basic and diluted net income per share. These measures are adjusted as described in the reconciliation of GAAP and non-GAAP numbers at the end of this release, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

In addition, Management uses these non-GAAP financial measures to facilitate its review of the comparability of the Company's core operating performance on a period to period basis as well as to better understand the fundamental economics of a specific period's operational and financial performance. Management uses this view of the Company's operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources.

Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance in the same way that management evaluates SGI’s financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of the Company's business, such as the granting of equity compensation awards and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings.

Contact Information:

Ben Liao
SGI Investor Relations
+1-510-933-8430
bliao@sgi.com

© 2011 SGI. SGI and its product names and logos are trademarks or registered trademarks of Silicon Graphics International Corp. or its subsidiaries in the United States and/or other countries. All other trademarks are property of their respective holders.

SILICON GRAPHICS INTERNATIONAL CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2011	June 24, 2011	September 24, 2010

Revenue	178,895	195,486	112,894
Cost of revenue	126,257	149,502	81,897
Gross profit	52,638	45,984	30,997
Operating expenses:
Research and development	16,190	13,594	13,753
Sales and marketing	21,798	26,247	14,938
General and administrative	16,885	15,626	12,754
Restructuring	133	3,356	635
Acquisition-related	—	177	—
Total operating expenses	55,006	59,000	42,080
Loss from operations	(2,368)	(13,016)	(11,083)
Total other income (expense), net:
Interest income (expense), net	(98)	(141)	130
Other income (expense), net	(858)	203	415
Total other income (expense), net	(956)	62	545
Loss before income taxes	(3,324)	(12,954)	(10,538)
Income tax provision (benefit)	(667)	(856)	649
Net loss	(2,657)	(12,098)	(11,187)

Basic and diluted net loss per share	$(0.08)	$(0.39)	$(0.37)

Shares used in computing basic and diluted net loss per share	31,303	31,029	30,536

Share-based compensation by category is as follows:
Cost of revenue	$282	$186	$178
Research and development	515	280	162
Sales and marketing	361	283	209
General and administrative	911	1,201	643
Total	$2,069	$1,950	$1,192

SILICON GRAPHICS INTERNATIONAL CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2011	June 24, 2011
ASSETS
Current assets:
Cash and cash equivalents	$112,490	$139,868
Current portion of restricted cash and cash equivalents	998	948
Accounts receivable, net	101,296	108,675
Inventories	110,726	80,965
Deferred cost of revenue	58,290	59,306
Prepaid expenses and other current assets	16,021	17,937
Total current assets	399,821	407,699
Non-current portion of restricted cash and cash equivalents	2,025	2,390
Property and equipment, net	29,687	29,573
Intangible assets, net	12,296	13,289
Non-current portion of deferred cost of revenue	38,132	45,219
Other assets	40,604	39,839
Total assets	$522,565	$538,009
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$65,250	$71,299
Accrued compensation	24,047	29,477
Current portion of deferred revenue	134,691	132,986
Other current liabilities	42,518	39,967
Total current liabilities	266,506	273,729
Non-current portion of deferred revenue	84,085	93,146
Long-term income taxes payable	21,886	24,104
Retirement benefit obligations	15,247	15,569
Other non-current liabilities	8,315	8,175
Total liabilities	396,039	414,723

Stockholders' equity	126,526	123,286
Total liabilities and stockholders' equity	$522,565	$538,009

SILICON GRAPHICS INTERNATIONAL CORP.
Q1 FISCAL 2012 FINANCIAL RESULTS
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

		Three months ended
		September 30, 2011	June 24, 2011	September 24, 2010
GAAP Net Loss		(2,657)	(12,098)	(11,187)

Share-based Compensation	(1)	2,069	1,950	1,192
Amortization of Intangibles	(1)	1,648	3,283	1,020
Restructuring Charges	(2)	133	3,356	635
Transaction Related	(2)	—	177	—
Revenue Recognition Related	(2)	—	3,760	5,288
Other	(3)	1,000	3,486	1,214
Non-GAAP Net Income (Loss)		2,193	3,914	(1,838)

Weighted average shares used in computing:
Basic net income/(loss) per share		31,303	31,029	30,536
Dilutive net income/(loss) per share		32,704	33,005	30,536

GAAP Basic and diluted net loss per share		(0.08)	(0.39)	(0.37)

Non-GAAP Basic net income/(loss) per share		0.07	0.13	(0.06)
Non-GAAP Dilutive net income/(loss) per share		0.07	0.12	(0.06)

NOTE: This presentation includes certain financial measures not in conformity with Generally Accepted Accounting Principles in the United States (non-GAAP measures). Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

(1)	Adjustments to exclude certain non-cash expenses such as share-based compensation and amortization of intangible assets.

(2)
Adjustments to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items.

Restructuring Charges — Restructuring charges consist primarily of severance expense, facility closure and relocation costs.
Transaction-Related Costs — The Company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, including expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms.
Revenue Recognition Related - The Company added back gross margin impacts from revenue arrangements deferred under Software Revenue Recognition rules (ASC 985-605) and fair value allocation rules (ASC 605-25) in fiscal year 2011. These add backs are no longer presented for fiscal year 2012.

(3)
Adjustments to exclude certain non-cash expenses and/or certain items which are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items such as: (i) realized gains/losses on the Company's auction rate securities, (ii) other-than-temporary impairment of an equity investment, (iii) litigation or dispute settlement charges or gains, (iv) inventory step-up from acquisitions, and (v) incremental excess and obsolete long-term service inventory charges.